Exhibit 99.1
Name and address of each other reporting person:

Crestview Capital Partners, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois 60062

Designated Filer: Crestview Capital Master, LLC

Issuer & Ticker Symbol: Chembio Diagnostics, Inc. (cemi)

Date of Event Requiring Statement: 09/28/2007

Crestview Capital Partners, LLC
By: /s/ Daniel I. Warsh
Name: Daniel I. Warsh Date: October 3, 2007